Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HYPERION THERAPEUTICS, INC.

Hyperion Therapeutics, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

1. The name of this corporation is Hyperion Therapeutics, Inc. and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was November 1, 2006.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The Certificate of Incorporation of this company is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Hyperion Therapeutics, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 12th day of July 2012.

HYPERION THERAPEUTICS, INC.

/s/ Donald Santel
Donald Santel
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HYPERION THERAPEUTICS, INC.

I.

The name of this company is Hyperion Therapeutics, Inc. (the “Company” or the “Corporation”).

II.

The address of the Company’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. Effective upon the filing of this Certificate of Incorporation, (i) each one (1) issued and outstanding share of Common Stock automatically and without any action on the part of the respective holders thereof, shall be reclassified and changed into and shall constitute 1/6.09 fully paid and nonassessable shares of Common Stock and (ii) each one (1) issued and outstanding share of Series Preferred automatically and without any action on the part of the respective holders thereof, shall be reclassified and changed into and shall constitute 1/6.09 fully paid and nonassessable shares of the same series of Series Preferred (the “Reverse Stock Split”); provided further, that if the Reverse Stock Split would result in any fractional share, the Company shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the effective date of the Reverse Stock Split as determined in good faith by the Company’s Board of Directors. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Series Preferred are surrendered to the Company or its transfer agent; provided however, that the Company shall not be obligated to issue certificates evidencing the shares resulting from the Reverse Stock Split unless either the certificates evidencing such shares of Common Stock or Series Preferred are delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, the par value of each share of the Company’s outstanding Common Stock and Series Preferred will not be adjusted in connection with the Reverse Stock Split. All share amounts, dollar amounts and other provisions in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Stock Split, and no further adjustments shall be made to the share amounts, dollar amounts and other provisions, except in the case of any stock splits, reverse splits, recapitalization and the like occurring after the effective time of the Reverse Stock Split.

B. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 146,000,000 shares, 80,000,000 shares of which shall be Common Stock (the “Common Stock”) and 66,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of one-hundredth of one cent ($0.0001) per share and the Common Stock shall have a par value of one-hundredth of one cent ($0.0001) per share.

C. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

D. 11,647,769 of the authorized shares of Preferred Stock are hereby designated “Series C-1 Preferred Stock” (the “Series C-1 Preferred”) and 53,673,645 of the authorized shares of Preferred Stock are hereby designated “Series C-2 Preferred Stock” (the “Series C-2 Preferred,” and together with the Series C-1 Preferred, the “Series Preferred”).

E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.	DIVIDEND RIGHTS.

(a) Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of each respective Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred on a pari passu basis (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) The “Series C-1 Original Issue Price” of the Series C-1 Preferred shall be nine dollars and sixty two cents ($9.62) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). The “Series C-2 Original Issue Price” of the Series C-2 Preferred shall be nine dollars and sixty two cents ($9.62) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). As used herein, the term “Original Issue Price” shall refer to the Series C-1 Original Issue Price and Series C-2 Original Issue Price, as applicable.

(c) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Sections 3 and 4.

(d) In the event dividends are paid on any share of Common Stock, including, without limitation, in-kind and stock dividends, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the Series Preferred as may be required by this Certificate of Incorporation.

(f) To the extent applicable, Sections 502 and 503 of the California Corporations Code (“CCC”) shall not apply with respect to distributions on shares junior to the Series Preferred as they relate to repurchases of shares of Common Stock upon termination of employment or service as a consultant or director.

2.	VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred.

(i) For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 66% of the outstanding Series Preferred, voting together as a single class on an as-converted basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise) by the Company or any of its subsidiaries:

(A) Any increase or decrease in the authorized number of shares of Preferred Stock or Common Stock;

(B) Any authorization, designation or issuance, whether by reclassification of the outstanding shares of securities of the Company or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred;

(C) Any redemption, repurchase or other acquisition with respect to any outstanding shares of the Company’s capital stock or rights to acquire capital stock (except with respect to stock repurchased upon termination of an employee, officer, director, consultant or other person performing services for the Company pursuant to which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of services);

(D) Any agreement by the Company or its stockholders regarding, or the taking of any action intended to result in, a Liquidation Event;

(E) Any action that directly or indirectly results in payment or declaration of dividends or making any other distribution on any shares of Common Stock or Preferred Stock now or hereafter outstanding other than dividends required pursuant to Section 1(d) hereof;

(F) Any voluntary dissolution, liquidation, or winding up of the Company or any reclassification or recapitalization of the outstanding capital stock of the Company;

(G) Any increase or decrease in the authorized number of members of the Company’s Board;

(H) Any indebtedness, borrowings, loans, or guarantees (other than payables in the ordinary course of business) in excess of an aggregate of one million dollars ($1,000,000), unless approved by the Board, including the majority of the Preferred Directors (as defined below);

(I) Any change in the Company’s principal line or lines of business;

(J) Entering into or modifying any agreement, transaction or arrangement with any of its officers, directors, employees or affiliates, except for customary compensation or benefit arrangements as approved by the Board;

(K) Acquiring, merging or consolidating with or into another entity, purchasing all or substantially all of the assets of another entity or otherwise acquiring any material tangible or intangible assets or interests in any other entity (whether by stock purchase, merger, asset purchase or otherwise), or permitting any subsidiary to do so;

(L) Amending the Company’s existing equity plan or approving a new equity incentive plan so as to have the effect of increasing the number of shares of Common Stock reserved for issuance in connection with all equity plans of the Company to more than 5,804,254 shares;

(M) Creating any subsidiary;

(N) Issue any capital stock of the Company, other than pursuant to an equity plan in an amount no greater than 5,804,254 shares, unless such issuance is approved by the Board, including the majority of the Preferred Directors; or

(O) Any amendment or waiver of the provisions of this Section IV.D(2)(b)(i).

(ii) For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least seventy-seven percent (77%) of the outstanding Series Preferred, voting together as a single class on an as-converted basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise) by the Company or any of its subsidiaries:

(A) Amending, restating or waiving (directly or indirectly, by merger or otherwise) any of the provisions of the Certificate of Incorporation or the bylaws of the Company in a manner that alters or changes the designations, powers, preferences or rights of any series of Preferred Stock in an adverse and disproportionate manner relative to any other series of Preferred Stock;

(B) Amending, restating or waiving (directly or indirectly, by merger or otherwise) any of the provisions of the Certificate of Incorporation or Bylaws of the Company in a manner that alters or changes the designations, powers, preferences or rights of any series of Preferred Stock that causes or results in a waiver, limitation, amendment or elimination of the Special Mandatory Conversion set forth in Section 5(p) of this Article IV; or

(C) Any amendment or waiver of the provisions of this Section IV.D(2)(b)(ii).

(iii) For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred, voting together as a single class on an as-converted basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise) by the Company or any of its subsidiaries: amending, restating or waiving (directly or indirectly, by merger or otherwise) any of the provisions of the Certificate of Incorporation or the bylaws of the Company.

(c) Election of Board of Directors.

(i) The holders of Series C-1 Preferred voting as a single class on an as-converted basis shall be entitled to elect three (3) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors (the “Series C-1 Directors”), and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of Series C-2 Preferred voting as a single class on an as-converted basis shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors (the “Series C-2 Directors,” and together with the Series C-1 Directors, the “Preferred Directors”), and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) The holders of Series Preferred voting as a single class on an as-converted basis shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(vi) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the CCC. During such time or times that the Company is subject to Section 2115(b) of the CCC, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(vii) During such time or times that the Company is subject to Section 2115(b) of the CCC, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3.	LIQUIDATION RIGHTS.

(a) Upon a Liquidation Event (as defined below), before any distribution or payment shall be made to the holders of the Common Stock, the Series C-1 Preferred and Series C-2 Preferred, on a pari passu basis, shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series C-1 Preferred and Series C-2 Preferred held by them an amount per share of Series C-1 Preferred and Series C-2 Preferred equal to the respective Original Issue Price (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C-1 Preferred or Series C-2 Preferred after the filing date hereof) plus all declared and unpaid dividends on the Series C-1 Preferred or Series C-2 Preferred. If, upon any such Liquidation Event, the remaining assets of the Company shall be insufficient to make payment in full to all holders of Series C-1 Preferred and Series C-2 Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series C-1 Preferred and Series C-2 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preferences of the Series Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock, Series C-1 Preferred and Series C-2 Preferred on a pari passu basis and an as-if-converted to Common Stock basis until such holders of Series C-1 Preferred and Series C-2 Preferred have received pursuant to Section 3(a) above and this Section 3(b) an aggregate amount per share of Series Preferred equal to three (3) times their respective Original Issue Price (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred after the filing date hereof) plus all declared and unpaid dividends; thereafter, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock.

(c) For purposes of this Certificate of Incorporation, a “Liquidation Event” shall be deemed to be occasioned by, or to include, (i) any liquidation, dissolution or winding up of the Company; (ii) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes), other than by means of a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of transactions continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction or series of transactions, at least a majority of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; and (iii) a sale or other conveyance of all or substantially all of the assets of the Company, by means of a transaction or series of transactions, including by way of exclusive license; provided, that, any internal restructuring, reorganization or recapitalization of the Company approved by the holders of 66% of the Series Preferred, shall not be considered a Liquidation Event.

4.	ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event of an Acquisition or Asset Transfer (each as hereinafter defined), then each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a), 3(b) and 3(c) above, unless the holders of at least 66% of the Series Preferred, voting together as a single class on an as-converted basis, elect to waive treatment of such Acquisition or Asset Transfer as a Liquidation Event.

(b) For the purposes of this Section 4: (i) “Acquisition” shall mean a merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly owned subsidiary of the Company) or any other transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred, provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Company in a single transaction or series of related transactions.

(c) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5.	CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of Series Preferred being converted.

(b) Series C-1 Preferred Conversion Rate and Series C-2 Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series C-1 Preferred (the “Series C-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C-1 Original Issue Price by the “Series C-1 Preferred Conversion Price,” calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series C-2 Preferred (the “Series C-2 Preferred Conversion Rate”) shall be the quotient obtained by dividing the Series C-2 Original Issue Price by the “Series C-2 Preferred Conversion Price,” calculated as provided in Section 5(c).

(c) Series C-1 Preferred Conversion Price and Series C-2 Preferred Conversion Price. The conversion price for the Series C-1 Preferred shall initially be $9.62 (the “Series C-1 Preferred Conversion Price”). Such initial Series C-1 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series C-1 Preferred Conversion Price herein shall mean the Series C-1 Preferred Conversion Price as so adjusted. The conversion price for the Series C-2 Preferred shall initially be $9.62 (the “Series C-2 Preferred Conversion Price”). Such initial Series C-2 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series C-2 Preferred Conversion Price herein shall mean the Series C-2 Preferred Conversion Price as so adjusted.

(d) Mechanics of Conversion. Each holder of each respective Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series

Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series C-1 Preferred, in respect of the Series C-1 Preferred, or Series C-2 Preferred, in respect of the Series C-2 Preferred, is issued (each date, respectively, the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, each of the Series C-1 Preferred Conversion Price and Series C-2 Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the Series C-1 Preferred Conversion Price and Series C-2 Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, each of the Series C-1 Preferred Conversion Price and Series C-2 Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) The Series C-1 Preferred Conversion Price, and Series C-2 Preferred Conversion Price shall be adjusted by multiplying the Series C-1 Preferred Conversion Price and Series C-2 Preferred Conversion Price, respectively, then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series C-1 Preferred Conversion Price and Series C-2 Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C-1 Preferred Conversion Price and Series C-2 Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C-1 Preferred Conversion Price and Series C-2 Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series C-1 Preferred and Series C-2 Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer treated as a Liquidation Event in accordance with Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series C-1 Preferred and Series C-2 Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series C-1 Preferred and Series C-2 Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series C-1 Preferred Conversion Price and Series C-2 Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series C-1 Preferred and Series C-2 Preferred, respectively) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series C-1 Preferred Conversion Price or the then effective Series C-2 Preferred Conversion Price, as the case may be (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series C-1 Preferred Conversion Price or the then existing Series C-2 Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series C-1 Preferred Conversion Price and/or Series C-2 Preferred Conversion Price, as applicable, in effect immediately prior to such issuance or sale by a fraction equal to:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series C-1 Preferred Conversion Price or such then-existing Series C-2 Preferred Conversion Price, as applicable, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding plus (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date plus (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of any other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to the Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities (such rights or options, the “Rights or Options”) and if the Effective Price of such Additional Shares of Common Stock is less than the Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such Rights or Options or Convertible Securities the maximum number of

Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities plus:

(A) in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such Rights or Options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such Rights or Options or Convertible Securities.

(D) No further adjustment of the Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such Rights or Options or the conversion of any such Convertible Securities. If any such Rights or Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, each of the Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the respective Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Rights or Options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series C-1 Preferred or Series C-2 Preferred.

(v) For the purpose of making any adjustment to the Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of the Series Preferred;

(B) any shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) after the Original Issue Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board, including the approval of at least a majority of the Preferred Directors; provided, however, that such amount shall be increased to reflect any shares of Common Stock (i) not issued pursuant to the rights, agreements, option or warrants (“Unexercised Options”) as a result of the termination of such Unexercised Options or (ii) reacquired by the Company from employees, directors or consultants at cost (or the lesser of cost or fair market value) pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board, including the approval of at least a majority of the Preferred Directors;

(E) shares of Common Stock or Convertible Securities issued to third-party service providers or advisors to the Company in exchange for or as partial consideration for services rendered to the Company as approved by the Board, including the approval of at least a majority of the Preferred Directors;

(F) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board, including the approval of at least a majority of the Preferred Directors;

(G) any securities issued in any other transaction in which exemption from the anti-dilution provisions of this Section 5(h) is approved by an affirmative vote of the holders of at least 66% of the then-outstanding Series Preferred, voting together as a single class on an as-converted basis;

(H) Common Stock issued pursuant to a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is not less than three (3) times the Series C-2 Original Issue Price per share (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $35,000,000; and

(I) shares of Common Stock, Convertible Securities, or Rights or Options issued in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, as approved by the Company’s Board, including the approval of at least a majority of the Preferred Directors.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance with respect to each of the Series C-1 Preferred Conversion Price and the Series C-2 Preferred Conversion Price shall be reduced to the Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance, as the case may be.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series C-1 Preferred or the Series C-2 Preferred, if the Series C-1 Preferred or the Series C-2 Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series C-1 Preferred or Series C-2 Preferred so requesting at the holder’s address as shown in the

Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series C-1 Preferred Conversion Price or the Series C-2 Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series C-1 Preferred or the Series C-2 Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of at least a majority of all outstanding Series Preferred voting together as a single class on an as-converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series C-1 Preferred and Series C-2 Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series C-1 Preferred Conversion Price or Series C-2 Preferred Conversion Price, as applicable, (A) at any time upon the affirmative election of the holders of at least 66% of the outstanding shares of the Series Preferred voting as a single class on an as-converted to Common Stock basis, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is not less than three (3) times the Series C-2 Original Issue Price (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof) and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $35,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the occurrence of either of the events specified in Section 5(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

(p) Special Mandatory Conversion. If the Company proposes to issue New Securities (as defined below), it shall in any case provide each holder of Series C-1 Preferred and Series C-2 Preferred with a written notice (the “Issuance Notice”) stating (i) its bona fide intention to offer such New Securities, (ii) the number of New Securities to be offered, and (iii) the price and terms upon which it proposes to offer such New Securities. By written notification received by the Company, within forty-five (45) days after receipt of the Issuance Notice, each holder of Series Preferred may elect to purchase or obtain, at the price and on the terms specified in the Issuance Notice, up to its Pro Rata Portion (as defined below) of the New Securities offered to all holders of Series C-1 Preferred or Series C-2 Preferred. If (a) a holder of Series Preferred (or an affiliate, designee or successor fund of such holder) fails to purchase its Pro Rata Portion of the New Securities issued in an Issuance Subject to Conversion or (b) a holder of Series Preferred that is party to the Purchase Agreement (as defined below) fails to purchase (on or prior to the date of the Second Closing, as such term is defined in the Purchase Agreement) the total aggregate amount of notes and warrants as set forth opposite such holder’s name on Exhibit A to the Purchase Agreement, then, in each such case: (x) each of the shares of such holder’s Series C-1 Preferred and Series C-2 Preferred shall, respectively, as of the time immediately prior to the issuance of New Securities, be automatically converted into one-tenth (1/10th) of a share of Common Stock, and (y) to the extent that the Series C-1 Preferred Conversion Price or Series C-2 Preferred Conversion Price has been adjusted pursuant to a previous Qualifying Dilutive Issuance, subsection (x) above shall apply as if no such previous adjustment(s) had been applied to the Series C-1 Preferred Conversion Price or Series C-2 Preferred Conversion Price. For purposes of this Section 5(p) the following definitions shall apply:

(i) “Issuance Subject to Conversion” means any sale of New Securities unless: (a) the price per share of such New Securities is greater than the Series C-2 Preferred Conversion Price then in effect and (b) the Board, including at least four of the Preferred Directors, affirmatively elects not to have the provisions of this Section 5(p) apply.

(ii) “New Securities” shall mean any shares of Preferred Stock, or securities convertible into Preferred Stock offered at any time after the date of the filing of this Amended and Restated Certificate of Incorporation.

(iii) “Pro Rata Portion” shall mean the amount equal to the ratio of (a) the number of shares of the Company’s Common Stock issuable or issued upon conversion of the Series C-1 Preferred or Series C-2 Preferred, which such holder of Series C-1 Preferred or Series C-2 Preferred holds immediately prior to the offer of New Securities to (b) the total number of shares of the Company’s outstanding Common Stock issued or issuable upon conversion of the Series Preferred held by all holders of Series C-1 Preferred or Series C-2 Preferred immediately prior to the offer of New Securities.

(iv) “Purchase Agreement” shall mean the Convertible Note and Warrant Purchase Agreement, by and among the Company and other parties thereto, dated on or about October 26, 2011.

(q) Special Mandatory Conversion Threshold. The provisions of Section 5(p) above shall not apply to any shares of Series C-1 Preferred or Series C-2 Preferred held by any holder of Series C-1 Preferred or Series C-2 Preferred who does not, at the time of the delivery of the Issuance Notice by the Company, hold in aggregate at least 9,852 shares of Series C-1 Preferred or Series C-2 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof).

6.	REDEMPTION.

The Preferred Stock is not redeemable at the option of the holder thereof.

7.	NO REISSUANCE OF SERIES PREFERRED.

No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. The Company shall indemnify to the fullest extent not prohibited by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, such person’s testator or intestate is or was a director, officer or employee benefit plan fiduciary of the Company or any predecessor of the Company or serves or served at the request of the Company or any predecessor of the Company as a director, officer or employee benefit plan fiduciary of another corporation, partnership, limited liability company, joint venture, trust or other entity or enterprise. The Board of Directors of the Company may, in its discretion, extend such indemnification to former, current or future employees and other agents of the Company or any predecessor corporation.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D. In the event that a member of the Board of Directors of the Company who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”) acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board of Directors of the Company) and that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then the Company (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates; provided, however, that such director acts in good faith.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. Subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

20